EXHIBIT 99.1

TRUBION UNAUDITED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2010

Balance Sheets as of June 30, 2010 and December 31, 2009
Statements of Operations for the Three and Six Months Ended June 30, 2010 and 2009
Statements of Cash Flows for the Six Months Ended June 30, 2010 and 2009
Notes to Financial Statements

TRUBION FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

Report of Independent Registered Public Accounting Firm
Balance Sheets as of December 31, 2009 and 2008
Statements of Operations for the Years Ended December 31, 2009, 2008 and 2007
Statements of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2009, 2008 and 2007
Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and 2007
Notes to Financial Statements

TRUBION PHARMACEUTICALS, INC.
BALANCE SHEETS
(In thousands, except share and par value)

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,600	$22,304
Investments	26,521	29,037
Receivable from collaboration partners	3,900	3,428
Prepaid expenses	1,236	977
Total current assets	47,257	55,746
Property and equipment, net	4,729	6,129
Long-term investments	—	3,505
Total assets	$51,986	$65,380
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,114	$379
Accrued liabilities	5,381	4,143
Accrued compensation	1,598	2,106
Current portion of notes payable	1,324	1,286
Current portion of deferred rent	45	135
Current portion of deferred revenue	7,167	7,167
Total current liabilities	16,629	15,216
Non-current portion of notes payable	6,303	6,975
Non-current portion of deferred revenue	24,512	28,095
Commitments and contingencies
Stockholders’ equity :
Preferred stock, $0.001 par value per share; shares authorized — 5,000,000; issued and outstanding —	—	—
Common stock, $0.001 par value per share; shares authorized — 150,000,000; issued and outstanding — 20,421,294 at June 30, 2010 and 20,381,561 at December 31, 2009	20	20
Additional paid-in capital	137,954	136,732
Accumulated other comprehensive income (loss)	12	(6)
Accumulated deficit	(133,444)	(121,652)
Total stockholders’ equity	4,542	15,094
Total liabilities and stockholders’ equity	$51,986	$65,380

See accompanying notes

TRUBION PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Collaboration revenue	$5,697	$4,119	$11,209	$8,331
Operating expenses:
Research and development	9,031	8,098	18,047	20,177
General and administrative	2,246	2,621	4,767	5,731
Total operating expenses	11,277	10,719	22,814	25,908
Loss from operations	(5,580)	(6,600)	(11,605)	(17,577)
Interest income	15	36	30	154
Interest expense	(118)	(138)	(237)	(278)
Other income	20	—	20	—
Net loss	$(5,663)	$(6,702)	$(11,792)	$(17,701)
Basic and diluted net loss per share	$(0.28)	$(0.37)	$(0.58)	$(0.99)
Shares used in computation of basic and diluted net loss per share	20,419	18,023	20,403	17,961

See accompanying notes

TRUBION PHARMACEUTICALS, INC.
STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2010	2009
Operating activities:
Net loss	$(11,792)	$(17,701)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,206	2,089
Depreciation and amortization expense	1,446	1,627
Net amortization of premium (discount) on investments	(61)	6
Changes in operating assets and liabilities:
Receivable from collaborations	(472)	183
Prepaid expenses and other assets	(259)	1,185
Accounts payable	735	1,963
Accrued liabilities and compensation	730	(1,485)
Deferred revenue	(3,583)	(2,437)
Deferred rent	(90)	(90)
Net cash used in operating activities	(12,140)	(14,660)
Investing activities:
Purchases of property and equipment	(42)	(38)
Purchases of investments	(24,537)	(11,926)
Sales of investments	6,514	—
Maturities of investments	24,123	29,161
Net cash provided by investing activities	6,058	17,197
Financing activities:
Payments on notes payable	(638)	(694)
Proceeds from exercise of stock options	16	76
Net cash used in financing activities	(622)	(618)
Net increase (decrease) in cash and cash equivalents	(6,704)	1,919
Cash and cash equivalents at beginning of period	22,304	29,969
Cash and cash equivalents at end of period	$15,600	$31,888
Supplemental disclosure information:
Cash paid for interest	$233	$272

See accompanying notes

TRUBION PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
(unaudited)

1. Summary of Significant Accounting Policies

Basis of Presentation

The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles, or GAAP, for complete financial statements. The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not contain all of the information and footnotes required for complete financial statements. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our interim financial information.

The accompanying unaudited financial statements and notes to financial statements should be read in conjunction with the audited financial statements and related notes thereto, which are included in our annual report on Form 10-K for the year ended December 31, 2009, or the 2009 Form 10-K.

Use of Estimates

Our financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments in certain circumstances that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. In preparing these financial statements, our management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, fair values of assets, income taxes, clinical trial, manufacturing and legal accruals, and other contingencies. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from these estimates.

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board, or FASB, issued new guidance for multiple-deliverable revenue arrangements.  The new guidance addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendors multiple-deliverable revenue arrangements. We expect to adopt this guidance on January 1, 2011 and it will be applied prospectively for revenue arrangements entered into or materially modified after the date of adoption. We do not expect the adoption of this guidance to have a material impact on our financial position, operating results, cash flows and disclosures.

In March 2010, the FASB issued new guidance for recognizing revenue under the milestone method.  This new guidance allows an entity to make a policy election to recognize a substantive milestone in its entirety in the period in which the milestone is achieved.  The new guidance also requires an entity that makes this policy election to disclose the following: (a) a description of the overall arrangement, (b) a description of each milestone and related contingent consideration, (c) a determination of whether each milestone is considered substantive, (d) the factors considered in determining whether the milestone is substantive and (e) the amount of consideration recognized during the period for milestones.  We adopted this guidance on June 30, 2010 and it will be applied prospectively.  The adoption of this guidance did not have a material impact on our financial position and results of operations, however this guidance will require additional disclosure in the period milestones are met.

2. Fair Value Measurements

We measure and record cash equivalents and investment securities considered available-for-sale at fair value in the accompanying financial statements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value include:

Level 1 — Observable inputs for identical assets or liabilities such as quoted prices in active markets;

Level 2 — Inputs other than quoted prices in active markets that are either directly or indirectly observable; and

Level 3 — Unobservable inputs in which little or no market data exists, which are therefore developed by us using estimates and assumptions that reflect those that a market participant would use.

The following tables represent our fair value hierarchy for our financial assets measured at fair value on a recurring basis as of June 30, 2010 and December 31, 2009 (in thousands):

June 30, 2010	Level 1	Level 2	Level 3	Total
Money market funds	$14,543	$—	$—	$14,543
U.S. treasury securities	—	27,521	—	27,521
Total	$14,543	$27,521	$—	$42,064

December 31, 2009	Level 1	Level 2	Level 3	Total
Money market funds	$22,259	$—	$—	$22,259
U.S. treasury securities	—	32,542	—	32,542
Total	$22,259	$32,542	$—	$54,801

        Cash of $57,000 and $45,000 is not included in our fair value hierarchy disclosure as of June 30, 2010 and December 31, 2009, respectively.

Separate disclosure is required of assets and liabilities measured at fair value on a recurring basis, as documented above, from those measured at fair value on a nonrecurring basis. As of June 30, 2010 and December 31, 2009, no assets or liabilities were measured at fair value on a nonrecurring basis.

We invest in a variety of highly liquid investment-grade securities. The following is a summary of our available-for-sale securities at June 30, 2010 and December 31, 2009 (in thousands):

June 30, 2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
Money market funds	$14,543	$—	$—	$14,543
U.S. treasury securities	27,509	12	—	27,521
Total	42,052	12	—	42,064
Less: cash equivalents	(14,543)	—	—	(14,543)
Amounts classified as investments	$27,509	$12	$—	$27,521

December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
Money market funds	$22,259	$—	$—	$22,259
U.S. treasury securities	32,549	6	(13)	32,542
Total	54,808	6	(13)	54,801
Less: cash equivalents	(22,259)	—	—	(22,259)
Amounts classified as investments	$32,549	$6	$(13)	$32,542

The estimated fair value and amortized cost of investments available-for-sale by contractual maturity are summarized as follows:

	As of June 30, 2010		As of December 31, 2009
	Estimated Fair Market Value	Amortized Cost	Estimated Fair Market Value	Amortized Cost
Due in one year or less	$27,521	$27,509	$29,037	$29,033
Due after one year	—	—	3,505	3,516
Total	$27,521	$27,509	$32,542	$32,549

The estimated fair market value amounts have been determined using available market information.  Unrealized gains and losses on cash equivalents and available for sale securities are included in accumulated other comprehensive income (loss) in the accompanying balance sheets.  As of June 30, 2010 the unrealized losses on investments were immaterial and as of December 31, 2009 there were no unrealized losses on investments.  During the six months ended June 30, 2010 we realized gains on the sales of investments of $20,000.  There were no gross realized gains or losses on cash equivalents or investments during the six months ended June 30, 2009.

3. Net Loss Per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding. Because we report a net loss for the three months ended June 30, 2010 and 2009, diluted net loss per share is the same as basic net loss per share. We have excluded all outstanding stock options from the calculation of diluted net loss per common share because all such securities are antidilutive to the computation of net loss per share. As of June 30, 2010 and 2009, potentially dilutive securities include stock options of 3,100,959 and 2,404,589, respectively.

4. Collaboration Agreements

Abbott Laboratories

     In August 2009, we entered into a collaboration agreement with Facet Biotech Corporation, now a wholly-owned subsidiary of Abbott Laboratories, or Abbott, for the joint worldwide development and commercialization of TRU-016, a product candidate in Phase 1 clinical development for chronic lymphocytic leukemia, or CLL and Non-hodgkins lymphoma, or NHL. TRU-016 is a CD37-directed Small Modular Immunopharmaceutical, or SMIP, protein therapeutic. The collaboration agreement includes TRU-016 in all indications and all other CD37-directed protein therapeutics. Under the terms of the collaboration agreement, the parties will not develop or commercialize protein therapeutics directed to CD37 outside of the collaboration agreement.

     We received an up-front payment of $20 million in cash in September 2009 and may receive up to $176.5 million in additional contingent payments upon the achievement of specified development, regulatory and sales milestones. We and Abbott share equally the costs of all development, commercialization and promotional activities and all global operating profits. In connection with the collaboration agreement, we and Facet also entered into a stock purchase agreement, pursuant to which Facet purchased 2,243,649 shares of our common stock for an aggregate purchase price of $10 million, or $4.46 per share. The per share price of $4.46 represents a 35% equity premium over the 60-day trading average of our common stock on NASDAQ for the trading period ending immediately prior to the execution of the stock purchase agreement. As a result of the ownership of our shares of common stock, Abbott is considered to be a related party. The $20 million up-front payment and $1.4 million of equity premium representing the difference between the purchase price and the closing price of our common stock on the date the stock was purchased by Facet have been deferred and are being recognized ratably over the estimated term of our substantive contractual obligations under the collaboration. Our current obligations under the collaboration include the performance of non-clinical, clinical, manufacturing and regulatory activities. We currently estimate these obligations to extend through 2018. The estimated term of the research and development service period is reviewed on a regular basis and adjusted as necessary.

     With respect to control over decisions and responsibilities, the collaboration agreement provides for a joint steering committee, or JSC, consisting of representatives of Trubion and Abbott, which makes decisions by consensus. If the JSC is unable to reach a consensus, then the matter will be referred to designated officers at Trubion and Abbott for resolution. If these officers are unable to resolve the matter, then it will be resolved by arbitration. Both Trubion and Abbott, at their sole discretion, may discontinue participation on the JSC with 90 days’ written notice to the other party.

     At predefined times, the parties have the right to opt-out of the collaboration entirely or on a product-by-product basis. Upon a change of control of a party, the other party will have the right to opt-out of the collaboration entirely and if the successor party is conducting a program that competes with the programs under the collaboration agreement, then the successor party must either (i) opt-out of the collaboration entirely or (ii) divest the competing program to a third party. If a party exercises its opt-out right with respect to a product, then the parties will no longer share development and commercialization costs for such product and such opting-out party will receive certain royalty payments upon the sale of such product, rather than half of the profits derived from such product. Even if Abbott exercises its opt-out right, its obligation to make milestone payments to us continues. In addition, if the party that opts-out is the lead manufacturing party for the opt-out product, then that party must continue to supply the product to the continuing party for up to 18 months following the opt-out.

     Abbott can terminate the collaboration agreement at any time, in which event all rights to TRU-016 and other CD37-directed protein therapeutics under the collaboration agreement would revert to us. If Abbott terminates the collaboration agreement in the first 18 months, then Abbott must pay us a $10 million termination fee.

     If there is a material breach of the collaboration agreement, then the non-breaching party may either terminate the collaboration agreement or continue the collaboration agreement and force the breaching party to opt-out and accept royalties at a reduced rate.

     Either party may assign its interest in the collaboration agreement to a third party, provided that the non-assigning party maintains a right of first negotiation over any proposed assignment. In addition, either we or Abbott can freely assign the collaboration agreement without the consent of the other party in connection with certain specified change of control transactions, such as an acquisition.

     We deferred the recognition of the up-front payment of $20 million and $1.4 million equity premium. These payments are being recognized as revenue over the period of our substantive contractual obligations, which we estimate to be through 2018. During the six months ended June 30, 2010, we recognized as revenue $3.9 million for research and development services pursuant to our Abbott collaboration. The $3.9 million recognized in the six months ended June 30, 2010 is comprised of $1.2 million for recognition of the $20 million up-front fee received from Abbott and the $1.4 million equity premium, and $2.7 million for collaborative research funding from the Abbott collaboration.

Pfizer Inc.

     In December 2005, we entered into a collaboration agreement with Wyeth, now a wholly-owned subsidiary of Pfizer Inc., or Pfizer, for the development and worldwide commercialization of TRU-015, SBI-087 and other CD20-directed therapeutics. Pursuant to the agreement, we are also collaborating with Pfizer on the development and worldwide commercialization of certain other product candidates directed to a small number of non-CD20 targets. During the period in which we will provide research and development services for Pfizer, Pfizer has the right, subject to our reasonable consent, to replace a limited number of these non-CD20 targets. In addition, we have the option to co-promote with Pfizer, on customary terms to be agreed, CD20-directed therapies in the United States for niche indications. We retain the right to develop and commercialize, on our own or with others, product candidates directed to all targets not included within the agreement. In June 2010 we announced Pfizer’s decision to discontinue development of TRU-015, an investigational drug in Phase 2 evaluation for the treatment of rheumatoid arthritis, or RA, developed under our CD20 collaboration with Pfizer. Pfizer confirmed that it will continue to develop SBI-087, our next-generation, humanized, subcutaneous CD20 RA product candidate also in Phase 2 clinical evaluation. Unless it is terminated earlier, the agreement will remain in effect on a product-by-product basis and on a country-by-country basis until the later of the date that any such product shall no longer be covered by a valid claim of a U.S. or foreign patent or application and, generally, ten years after the first commercial sale of any product licensed under the agreement. Pfizer may terminate the agreement without cause at any time upon 90 days’ prior written notice.

     In connection with the agreement, Wyeth paid us a $40 million non-refundable, non-creditable, up-front fee in January 2006 and purchased directly from us in a private placement, concurrent with our initial public offering, 800,000 shares of our common stock at the initial public offering price of $13.00 per share, resulting in net proceeds to us of $10.4 million. As a result of the ownership of our shares of common stock, Pfizer is considered to be a related party. Under the agreement, we provided research services for an initial three-year period ended December 22, 2008 with the option for Wyeth to extend the service period for two additional one-year periods. Wyeth’s financial obligations during the initial research service term included collaborative research funding commitments of $9.0 million in exchange for such committed research services. This $9.0 million was subject to an increase if the service period was extended beyond three years, as well as annual increases pursuant to percentage changes in the Consumer Price Index, or CPI. In June 2008, Wyeth exercised the first option under the terms of the agreement to extend the research period for an additional one-year period through December 22, 2009. In June 2009, Wyeth exercised the second option under the terms of the agreement to extend the research period for an additional one-year period through December 22, 2010. Due to the research period extension in 2009, the collaboration research funding commitments to us initially from Wyeth and now from Pfizer, increased to approximately $3.3 million per year in exchange for committed research services from us through December 22, 2010. In anticipation of the completion of the research program on December 22, 2010, Pfizer has retained a subset of the non-CD20 targets licensed from us and released the remaining targets to us.

     Pfizer’s financial obligations include additional amounts for reimbursement of agreed-upon external research and development costs and patent costs. Pursuant to the agreement, Pfizer’s financial obligations also include payments to us of up to $250 million based on the achievement of specified regulatory and sales milestones for CD20-directed therapies and payments to us of up to $200 million based on the achievement of specified regulatory and sales milestones for therapies directed to the small number of retained non-CD20 targets. In addition, we will receive royalty payments in the event of future licensed product sales. The $40 million up-front fee is being recognized ratably over the estimated term of our substantive contractual obligations under the agreement and the related research and development service period. Currently, our clinical development obligations under the agreement are limited to conducting ongoing studies for TRU-015. The estimated term of the research and development service period is reviewed and adjusted as additional information becomes available. During the third quarter of 2008, the estimated term of the research and development service period was adjusted from six years and three months to seven years, or through December 2012. The change in the estimated research and development service period was primarily due to an extension of our obligations to conduct clinical activities under our agreement with Pfizer. The change in estimate reduced the recognition of the up-front fee during 2008 by $487,000. During the third quarter of 2007, the estimated term of the research and development service period was increased by 15 months resulting in reduced recognition of the up-front fee during 2007 of $1.1 million. We have evaluated our ongoing substantive contractual obligations in connection with Pfizer’s decision to discontinue development of TRU-015 in June 2010 and believe that our estimated research and development service period, through December 2012, is still appropriate.

     During the six months ended June 30, 2010 and 2009, we recognized revenue of $7.3 million and $8.3 million, respectively, for research and development services pursuant to our Pfizer collaboration. The $7.3 million recognized in the six months ended June 30, 2010 is comprised of $2.4 million for recognition of the $40 million up-front fee received from Wyeth and $4.9 million for collaborative research funding from the Pfizer collaboration. The $8.3 million recognized in the six months ended June 30, 2009 is comprised of $2.4 million for recognition of the $40 million up-front fee received from Wyeth and $5.9 million for collaborative research funding from the Pfizer collaboration.

5. Termination Benefits

     In an effort to reduce costs, we announced in February 2009 a workforce reduction of approximately 25%, which included the elimination of certain existing positions across our research and administrative functions. We incurred a $0.8 million restructuring charge in the first quarter of 2009 related to employee severance, benefits and outplacement services. Of the total restructuring charges, approximately $0.6 million and $0.2 million were recorded as research and development expense and general and administrative expense, respectively, in the first quarter of 2009. We paid cash of $0.8 million related to the restructuring charge during the 12 months ended December 31, 2009.

      Effective November 16, 2009, our Chief Executive Officer and Chairman of the Board resigned from his positions with us. As a result of this resignation we incurred a $1.3 million charge in the fourth quarter of 2009, $733,000 of which was related to severance, benefits and consulting services and the remaining $584,000 of which was related to the accelerated vesting of stock options and extended period to exercise vested stock options.  The $1.3 million charge was recorded as general and administrative expense.  We paid cash of $614,000 to our former Chief Executive Officer and Chairman of the Board through June 30, 2010 related to this charge.  The remaining amount payable as of June 30, 2010 was approximately $120,000, the majority of which is related to consulting services, and will be paid during 2010.

6. Comprehensive Income (Loss)

Comprehensive loss is comprised of net loss and unrealized gains (losses) on marketable securities. The components of comprehensive loss at June 30, 2010 and 2009 were as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net loss	$(5,663)	$(6,702)	$(11,792)	$(17,701)
Net unrealized gains (losses) on securities available-for-sale	4	(22)	18	(101)
Comprehensive loss	$(5,659)	$(6,724)	$(11,774)	$(17,802)

7. Subsequent Event

On August 12, 2010, we signed a definitive merger agreement with Emergent BioSolutions Inc., or Emergent, in which Emergent agreed to acquire us. On October 28, 2010, this acquistion was completed.  As consideration for the acquisition, Emergent (i) paid an aggregate of $27.9 million in cash and issued an aggregate of 3,351,817 shares of the Emergent’s common stock and 20,425,554 contingent value rights (“CVRs”) to the holders of our common stock, and (ii) issued 1,677,827 CVRs to the holders of outstanding options to purchase our common stock, which holders also received cash of approximately $3.9 million.  Holders of CVRs are also entitled to receive a pro rata portion of certain contingent payments following the achievement of future development milestones under seperate collaboration agreements with Pfizer Inc. and a wholly-owned subsidiary of Abbott Laboratories.

On October 28, 2010, prior to the closing of the acquisition, we repaid the remaining balance of approximately $7.3 million due under our loan and security with Silicon Valley Bank.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Trubion Pharmaceuticals, Inc.

    We have audited the accompanying balance sheets of Trubion Pharmaceuticals, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trubion Pharmaceuticals, Inc. at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company adopted the guidance related to the accounting for nonrefundable advance payments for goods or services received for use in future research and development activities as of January 1, 2008.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/  Ernst & Young LLP

Seattle, Washington
March 15, 2010

TRUBION PHARMACEUTICALS, INC.

BALANCE SHEETS

	December 31,
	2009	2008
	(In thousands, except share and par value)
ASSETS
Current assets:
Cash and cash equivalents	$22,304	$29,969
Investments	29,037	22,928
Receivable from collaborations	3,428	3,084
Prepaid expenses	977	2,112
Total current assets	55,746	58,093
Property and equipment, net	6,129	9,190
Long-term investments	3,505	—
Other assets	—	7
Total assets	$65,380	$67,290
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$379	$301
Accrued liabilities	4,143	4,981
Accrued compensation	2,106	1,169
Current portion of notes payable	1,286	1,302
Current portion of deferred rent	135	180
Current portion of deferred revenue	7,167	4,873
Total current liabilities	15,216	12,806
Non-current portion of notes payable	6,975	8,261
Non-current portion of deferred rent	—	135
Non-current portion of deferred revenue	28,095	14,620
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; shares authorized — 5,000,000 at December 31, 2009 and 2008; issued and outstanding — none at December 31, 2009 and 2008	—	—
Common stock, $0.001 par value per share; shares authorized — 150,000,000; outstanding — 20,381,561 and 17,882,307 at December 31, 2009 and 2008, respectively	20	18
Additional paid-in capital	136,732	123,846
Deferred stock-based compensation	—	(30)
Accumulated other comprehensive income (loss)	(6)	103
Accumulated deficit	(121,652)	(92,469)
Total stockholders’ equity	15,094	31,468
Total liabilities and stockholders’ equity	$65,380	$67,290

See accompanying notes

TRUBION PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share data)
Revenue:
Collaboration revenue	$18,003	$16,467	$20,148
Operating expenses:
Research and development	34,396	31,608	36,466
General and administrative	12,429	11,374	10,833
Total operating expenses	46,825	42,982	47,299
Loss from operations	(28,822)	(26,515)	(27,151)
Interest income	173	1,781	4,607
Interest expense	(534)	(825)	(770)
Net loss	$(29,183)	$(25,559)	$(23,314)
Basic and diluted net loss per share	$(1.55)	$(1.43)	$(1.32)
Shares used in computation of basic and diluted net loss per share	18,797	17,856	17,688

See accompanying notes

TRUBION PHARMACEUTICALS, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

					Accumulated
					Other		Total
			Additional	Deferred	Comprehensive		Stockholders’
	Common Stock		Paid-in	Stock-Based	Income	Accumulated	Equity
	Shares	Amount	Capital	Compensation	(Loss)	Deficit	(Deficit)
	(In thousands, except share data)
Balance at January 1, 2007	17,554,318	$18	$117,061	$(850)	$21	$(43,596)	$72,654
Issuance of common stock upon exercise of stock options	237,852	—	468	—	—	—	468
Stock-based compensation to non-employees at fair value	—	—	91	—	—	—	91
Stock-based compensation expense	—	—	2,881	—	—	—	2,881
Amortization of deferred stock-based compensation	—	—	—	526	—	—	526
Reversal of deferred stock-based compensation due to employee terminations	—	—	(30)	30	—	—	—
Comprehensive loss
Change in valuation of interest rate swap liability for the twelve months ended December 31, 2007	—	—	—	—	(129)	—	(129)
Unrealized holding gain on available-for-sale securities	—	—	—	—	136	—	136
Net loss	—	—	—	—	—	(23,314)	(23,314)
Comprehensive loss							(23,307)
Balance at December 31, 2007 (carried forward)	17,792,170	$18	$120,471	$(294)	$28	$(66,910)	$53,313

See accompanying notes

TRUBION PHARMACEUTICALS, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

					Accumulated
					Other		Total
			Additional	Deferred	Comprehensive		Stockholders’
	Common Stock		Paid-in	Stock-Based	Income	Accumulated	Equity
	Shares	Amount	Capital	Compensation	(Loss)	Deficit	(Deficit)
	(In thousands, except share data)
Balance at December 31, 2007 (brought forward)	17,792,170	$18	$120,471	$(294)	$28	$(66,910)	$53,313
Issuance of common stock upon exercise of stock options	90,137	—	91	—	—	—	91
Stock-based compensation to non-employees at fair value	—	—	106	—	—	—	106
Stock-based compensation expense	—	—	3,216	—	—	—	3,216
Amortization of deferred stock-based compensation	—	—	—	226	—	—	226
Reversal of deferred stock-based compensation due to employee terminations	—	—	(38)	38	—	—	—
Comprehensive loss
Realized loss on interest rate swap liability	—	—	—	—	129	—	129
Unrealized holding loss on available-for-sale securities	—	—	—	—	(54)	—	(54)
Net loss	—	—	—	—	—	(25,559)	(25,559)
Comprehensive loss							(25,484)
Balance at December 31, 2008 (carried forward)	17,882,307	$18	$123,846	$(30)	$103	$(92,469)	$31,468

See accompanying notes

TRUBION PHARMACEUTICALS, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

					Accumulated
					Other		Total
			Additional	Deferred	Comprehensive		Stockholders’
	Common Stock		Paid-in	Stock-Based	Income	Accumulated	Equity
	Shares	Amount	Capital	Compensation	(Loss)	Deficit	(Deficit)
	(In thousands, except share data)
Balance at December 31, 2008 (brought forward)	17,882,307	$18	$123,846	$(30)	$103	$(92,469)	$31,468
Issuance of common stock upon exercise of stock options	255,605	—	90	—	—	—	90
Stock-based compensation to non-employees at fair value	—	—	661	—	—	—	661
Stock-based compensation expense	—	—	3,544	—	—	—	3,544
Amortization of deferred stock-based compensation	—	—	—	30	—	—	30
Issuance of common stock for cash in private placement offering	2,243,649	2	8,591	—	—	—	8,593
Comprehensive loss
Unrealized holding loss on available-for-sale securities	—	—	—	—	(109)	—	(109)
Net loss	—	—	—	—	—	(29,183)	(29,183)
Comprehensive loss							(29,292)
Balance at December 31, 2009	20,381,561	$20	$136,732	$—	$(6)	$(121,652)	$15,094

See accompanying notes

TRUBION PHARMACEUTICALS, INC.

STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Operating activities
Net loss	$(29,183)	$(25,559)	$(23,314)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock-based compensation expense	4,235	3,548	3,498
Depreciation and amortization	3,146	3,230	2,936
Net amortization of premium (discount) on investments	132	81	(7)
Amortization of debt discount	11	34	21
Changes in operating assets and liabilities:
Receivable from collaborations	(344)	1,153	117
Prepaid expenses and other assets	1,142	(860)	(354)
Accounts payable	78	(730)	(506)
Accrued liabilities and compensation	99	791	(1,658)
Deferred revenue	15,769	(5,361)	(6,924)
Deferred rent	(180)	(180)	(180)
Net cash used in operating activities	(5,095)	(23,853)	(26,371)
Investing activities
Purchases of property and equipment	(85)	(1,257)	(3,765)
Purchases of investments	(51,980)	(64,385)	(81,240)
Sales of investments	649	20,255	4,458
Maturities of investments	41,476	57,755	89,624
Net cash provided by (used in) investing activities	(9,940)	12,368	9,077
Financing Activities
Proceeds from issuance of notes payable	—	10,000	3,516
Payments on notes payable	(1,313)	(10,464)	(1,277)
Proceeds from private placement of common stock	8,593	—	—
Proceeds from issuance of common stock and exercise of stock options	90	91	468
Net cash provided by (used in) financing activities	7,370	(373)	2,707
Net decrease in cash and cash equivalents	(7,665)	(11,858)	(14,587)
Cash and cash equivalents at beginning of year	29,969	41,827	56,414
Cash and cash equivalents at end of year	$22,304	$29,969	$41,827
Supplemental disclosure information:
Cash paid for interest	$525	$807	$713

See accompanying notes

TRUBION PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

1.  Organization and Summary of Significant Accounting Policies

Organization

     We are a biopharmaceutical company creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. Our mission is to develop a variety of first-in-class and best-in-class product candidates customized in an effort to optimize safety, efficacy, and convenience that we believe may offer improved patient experiences. Our current product development efforts are focused on three proprietary technologies that comprise the expanded foundation for Trubion product development – SMIP™ protein therapeutics, SCORPION™ protein therapeutics, and TRU-ADhanCe™ potency enhancing technology for immunopharmaceuticals. Our current clinical-stage therapeutics target specific antigens on B cells, CD20 and CD37, and are designed using our custom drug assembly technology.  In order to fund ongoing development activities and commercialize our products, we will, in some cases, enter into collaboration agreements that would likely include licenses to our technology and arrangements to provide research and development services for others

We were founded as a limited liability company in the state of Washington in March 1999. We converted into a corporation and redomiciled in the state of Delaware in October 2002.

In December 2005 we entered into a collaboration agreement with Wyeth, now a wholly-owned subsidiary of Pfizer Inc., or Pfizer, for the development and worldwide commercialization of certain therapeutics, including our lead product candidate, TRU-015. In August 2009 we entered into a collaboration agreement with Facet Biotech Corporation, or Facet, for the joint worldwide development and commercialization of TRU-016, a product candidate in Phase 1 clinical development for chronic lymphocytic leukemia, or CLL and non-Hodgkins lymphoma, or NHL. To date, none of our product candidates has been approved for marketing and sale and we have not received any product revenue. We operate in a single reporting segment, which is the development of pharmaceutical products on our own behalf, or in collaboration with others.

Use of Estimates

Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments in certain circumstances that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, valuation of investments, fair values of assets, income taxes, clinical trial and manufacturing accruals, and other contingencies. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from these estimates.

Fair Value of Financial Instruments

We carry cash, cash equivalents, and investments available-for-sale at fair value. Our other financial instruments, including accounts receivable, accounts payable, accrued liabilities, and notes payable, are carried at cost, which approximates fair value given their short-term nature.

Cash, Cash Equivalents and Investments

We consider all highly liquid investments with original maturities of 90 days or less from date of purchase to be cash equivalents. Cash equivalents consist of interest-bearing instruments, including obligations of U.S. government agencies, high credit rating corporate borrowers, and money market funds, which are carried at market value.

We classify our investment portfolio as available-for-sale. Available-for sale securities are carried at estimated fair value, with the unrealized gains and losses, if any, reported in stockholders’ equity  and included in accumulated other comprehensive income (loss).  We regularly evaluate the performance of our investments individually for impairment, taking into consideration the investment, volatility and current returns. If a determination is made that a decline in fair value is other-than-temporary, the related investment is written down to its estimated fair value. We consider an investment with a remaining maturity greater than one year as long-term and a remaining maturity less than one year as short-term at the balance sheet date. The cost of securities in this category is adjusted for amortization of premiums and accretion of discounts from the date of purchase to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are also included in interest income. The cost of securities sold is based on the specific identification method.

Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the related lease term ranging from four to seven years.

Impairment of Long-Lived Assets

We record losses from impairment of long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. We periodically evaluate the carrying value of long-lived assets to be held and used when events and circumstances indicate that the carrying amount of an asset may not be recovered.

Deferred Rent

Lease incentives, including rent holidays and tenant improvement allowances provided by lessors, and rent escalation provisions are accrued as deferred rent. We recognize rent expense on a straight-line basis over the term of the lease. The related benefits are included in research and development expense or general and administrative expense based on the nature of the related expense.

Revenue Recognition

Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery has occurred, the price is fixed or determinable, and collection is reasonably assured. Revenue arrangements with multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. Multiple contracts with a single collaborative partner are combined and accounted for as one arrangement.  The consideration received is allocated among the separate units of accounting based on their respective fair values when there is reliable evidence of fair value for the undelivered elements of the arrangement.  If separable, the applicable revenue recognition criteria are then applied to each of the separate units.  For combined units of accounting, the revenue is generally recognized in the same manner as the final deliverable.  Generally, revenue related to licensing activity and our research and development services under collaboration agreements is recognized ratably over the estimated term of the research and development service period.  Payments received in advance of work performed are recorded as deferred revenue and recognized when earned.

We recognize revenue from our collaboration agreements with Pfizer and Facet, which consists of non-refundable, non-creditable up-front fees and license fees, collaborative research funding, regulatory and sales milestones, future product royalties and future product sales.  Revenue related to our collaboration agreements is recognized as follows:

    Up-Front Fees and License Fees.  Non-refundable, non-creditable up-front fees and license fees received in connection with collaborative research and development agreements are deferred and recognized on a straight-line basis over the estimated term of the research and development service period. The estimated term of the research and development service period is reviewed and adjusted based on the status of the project against the estimated timeline as additional information becomes available. We also consider the time frame of our substantive contractual obligations related to research and development agreements when estimating the term of the research and development period. For each collaboration agreement, we review our ongoing performance obligations on a regular basis and make adjustments to the estimated term as additional information becomes available.  Adjustments to the research and development service period are made prospectively.  We have made adjustments to the research and development service periods in the past and we expect to revise our estimate of the development term in future periods due to the inherently uncertain nature of development terms.  As a result, revenue may fluctuate materially in the future due to adjustments to the estimated term of the research and development service periods and our substantive contractual obligations under our collaborations.

    Collaborative Research Funding.  Certain internal and external research and development costs and patent costs are reimbursed in connection with our collaboration agreements. Reimbursed costs under the Pfizer collaboration are recognized as revenue in the same period the costs are incurred.  With respect to the reimbursement of development costs under the Facet collaboration, each quarter, we and Facet reconcile what each party has incurred for development costs, and we record either a net receivable or a net payable in our financial statements. For each quarterly period, if we have a net receivable from Facet, we recognize revenues by such amount, and if we have a net payable to Facet, we recognize additional research and development expenses by such amount. As a result, our revenues and research and development expenses may fluctuate depending on which party in the collaboration is incurring the majority of the development costs in any particular quarterly period. Reimbursed costs are subject to the estimation processes within our preclinical study, clinical trial and manufacturing accruals processes and are subject to change in future periods when actual activity is known. To date we have not made any material adjustments to these estimates.

    Milestones.  Payments for milestones that are based on the achievement of substantive and at-risk performance criteria are recognized in full at such time as the specified milestone has been achieved according to the terms of the agreement. When payments are not for substantive or at-risk milestones, revenue will be recognized on a straight-line basis over the remaining estimated term of the research and development service period. The estimated term of the research and development service period is reviewed and adjusted based on the status of the project against the estimated timeline as additional information becomes available.

Research and Development

Research and development costs are expensed as the related goods are delivered or the related services are performed.  Effective January 1, 2008 we adopted the guidance related to the accounting for nonrefundable advance payments for goods or services received for use in future research and development activities.  Research and development costs include, but are not limited to, salaries and benefits, lab supplies, preclinical fees, clinical trial and related clinical manufacturing costs, allocated overhead costs, and professional service fees.

Income Taxes

We use the liability method of accounting for deferred income taxes. The provision for income taxes includes income taxes deferred as a result of temporary differences between financial reporting and tax basis of assets and liabilities. Deferred taxes are measured using enacted tax rates expected to be in effect in a year in which the basis difference is expected to reverse. We continue to record a valuation allowance for the full amount of deferred assets, which would otherwise be recorded for tax benefits relating to operating loss and tax credit carry forwards, as realization of such deferred tax assets cannot be determined to be more likely than not.

 During the twelve months ended December 31, 2009 and 2008, we had no unrecognized tax benefits and expect no significant changes in unrecognized tax benefits in the next 12 months.  We classify any interest and penalties as a component of tax expense. To date there have been no interest or penalties charged to us in relation to the underpayment of income taxes. We file our tax returns as prescribed by the tax laws of the jurisdictions in which we operate. We are subject to audit by the Internal Revenue Service for all years since inception.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net loss and unrealized gains (losses) on marketable securities and derivatives. Total comprehensive income (loss) for all other periods presented has been disclosed in the statements of stockholders’ equity.

Accumulated comprehensive income (loss), net of taxes at December 31, 2009 and 2008 was ($6,000) and $103,000, respectively, which was comprised of net unrealized gains and losses on investments available-for-sale.

Stock-Based Compensation

We account for stock-based compensation for employees and directors based on estimated fair values. Employee stock-based compensation expense recognized in the years ended December 31, 2009, 2008 and 2007 was calculated based on awards ultimately expected to vest, and has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  The forfeiture estimate is based on historical employee turnover rates and could differ from actual forfeitures.  Compensation costs for employee stock options granted prior to January 1, 2006 were accounted for using the option’s intrinsic value or the difference, if any, between the fair market value of our common stock and the exercise price of the option.

For stock options granted to non-employees, the fair value of the stock options is estimated using the Black-Scholes valuation model.  The Black-Scholes model utilizes the estimated fair value of common stock and requires that, at the date of grant, we make assumptions with respect to the expected life of the option, the volatility of the fair value of the underlying common stock, risk-free interest rates and expected dividend yields of our common stock.  Stock-based compensation expense is recognized over the period of expected service by the non-employee. As the service is performed, we are required to update our valuation assumptions, remeasure unvested options and record the stock-based compensation using the valuation as of the vesting date.

Concentration of Credit Risk

Financial instruments that subject us to potential credit risk consist of cash, cash equivalents and investments. Our cash, cash equivalents and investments are placed with high credit-quality financial institutions and issuers. We believe that our established guidelines for investment of excess cash maintain safety and liquidity through policies on diversification and investment maturity.

Major Customers

We define our customers as our collaborative partners and our licensees from whom we have received and may receive reimbursement for research and development services, license fees, royalties and milestone payments.

Revenue recognized under our collaboration agreements for the years ended December 31, 2009, 2008 and 2007 was as follows (in thousands):

	2009	2008	2007
Pfizer	$15,855	$16,467	$20,148
Facet	2,148	—	—
Total revenue	$18,003	$16,467	$20,148

Cash received from collaborative partners for the years ended December 31, 2009, 2008 and 2007 was as follows (in thousands):

	2009	2008	2007
Pfizer	$11,570	$12,259	$13,342
Facet	30,452	—	—
Total cash received	$42,022	$12,259	$13,342

Included in cash received from collaborative partners is $10 million received from Facet pursuant to a stock purchase agreement entered into during 2009 for which Facet purchased 2,243,649 shares of our common stock for an aggregate purchase price of $10 million.

Accounts receivable from collaborative partners as of December 31, 2009 and 2008 were as follows (in thousands):

	2009	2008
Pfizer	$2,496	$3,084
Facet	932	—
Total accounts receivable	$3,428	$3,084

 Recent Accounting Pronouncements

    In October 2009, the FASB issued new guidance for multiple-deliverable revenue arrangements.  The new guidance addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. We expect to adopt this guidance on January 1, 2011 and it will be applied prospectively for revenue arrangements entered into or materially modified after the date of adoption. We are evaluating the impact this guidance will have on our financial position, results of operations, cash flows and disclosures.

2.  Fair Value Measurements

We measure and record cash equivalents and investment securities considered available-for-sale at fair value in the accompanying financial statements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value include:

Level 1 — Observable inputs for identical assets or liabilities such as quoted prices in active markets;

Level 2 — Inputs other than quoted prices in active markets that are either directly or indirectly observable; and

Level 3 — Unobservable inputs in which little or no market data exists, which are therefore developed by us using estimates and assumptions that reflect those that a market participant would use.

The following table represents our fair value hierarchy for our financial assets measured at fair value on a recurring basis as of December 31, 2009 and 2008 (in thousands):

December 31, 2009	Level 1	Level 2	Level 3	Total
Money market funds	$22,259	$—	$—	$22,259
Government and agency debt securities	—	32,542	—	32,542
Total	$22,259	$32,542	$—	$54,801

December 31, 2008	Level 1	Level 2	Level 3	Total
Money market funds	$27,444	$—	$—	$27,444
Government and agency debt securities	—	12,424	—	12,424
Corporate debt securities	—	13,003	—	13,003
Total	$27,444	$25,427	$—	$52,871

Cash of $45,000 and $26,000 is not included in our fair value hierarchy disclosure as of December 31, 2009 and 2008.

Separate disclosure is required of assets and liabilities measured at fair value on a recurring basis, as documented above, from those measured at fair value on a nonrecurring basis. As of  December 31, 2009 and 2008, no assets or liabilities were measured at fair value on a nonrecurring basis.

3.  Investments

We invest in a variety of highly liquid investment-grade securities. The following is a summary of our available-for-sale securities at December 31, 2009 and 2008 (in thousands):

December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
Money market funds	$22,259	$—	$—	$22,259
Government and agency debt securities	32,549	6	(13)	32,542
Total	54,808	6	(13)	54,801
Less: cash equivalents	(22,259)	—	—	(22,259)
Amounts classified as investments	$32,549	$6	$(13)	$32,542

December 31, 2008	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
Money market funds	$27,444	$—	$—	$27,444
Government and agency debt securities	12,384	40	—	12,424
Corporate debt securities	12,940	63	—	13,003
Total	52,768	103	—	52,871
Less: cash equivalents	(29,935)	(8)	—	(29,943)
Amounts classified as investments	$22,833	$95	$—	$22,928

The following table summarizes the fair value and gross unrealized losses related to available-for-sale securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009:

	Less Than 12 Months
	Fair Value	Gross Unrealized Losses
Government and agency debt securities	$13,804	$13

 The estimated fair market value amounts have been determined using available market information.  The declines in value of these investments are not related to credit quality and are primarily related to changes in interest rates and are considered to be temporary in nature. Because it is more likely than not that we will hold these investments until a forecasted recovery of fair value, which may be the maturity or call date, we do not consider these investments to be other-than-temporarily impaired as of December 31, 2009.  Unrealized gains and losses on cash equivalents and available for sale securities are included in accumulated other comprehensive income (loss) in the accompanying balance sheets.  Gross realized gains and losses on cash equivalents or investments were not material for 2009, 2008 or 2007.

4.  Net Loss per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding. Because we report a net loss, diluted net loss per share is the same as basic net loss per share. We have excluded all outstanding stock options and unvested restricted stock from the calculation of diluted net loss per common share because all such securities are antidilutive to the computation of net loss per share. Potentially dilutive securities include the following:

	As of December 31,
	2009	2008	2007
Stock options	2,654,035	2,093,940	1,551,968

5.  Collaboration Agreements

    Facet

In August 2009, we entered into a collaboration agreement with Facet Biotech Corporation, or Facet, for the joint worldwide development and commercialization of TRU-016, a product candidate in Phase 1 clinical development for chronic lymphocytic leukemia, or CLL. TRU-016 is a CD37-directed Small Modular Immunopharmaceutical, or SMIP protein therapeutic. The collaboration agreement includes TRU-016 in all indications and all other CD37-directed protein therapeutics.  Under the terms of the collaboration agreement, the parties will not develop or commercialize protein therapeutics directed to CD37 outside of the collaboration agreement.

We received an up-front payment of $20 million in cash in September 2009 and may receive up to $176.5 million in additional contingent payments upon the achievement of specified development, regulatory and sales milestones. We and Facet share equally the costs of all development, commercialization and promotional activities and all global operating profits.  In connection with the collaboration agreement, we and Facet also entered into a stock purchase agreement, pursuant to which Facet purchased 2,243,649 shares of our common stock for an aggregate purchase price of $10 million, or $4.46 per share.  The per share price of $4.46 represents a 35% equity premium over the sixty-day trading average of our common stock on NASDAQ for the trading period ending immediately prior to the execution of the stock purchase agreement.   As a result of the ownership of shares Facet is considered to be a related party.  The $20 million up-front payment and $1.4 million of equity premium representing the difference between the purchase price and the closing price of our common stock on the date the stock was purchased by Facet have been deferred and are being recognized ratably over the estimated term of our substantive contractual obligations under the collaboration.  Our current obligations under the collaboration include the performance of non-clinical, clinical, manufacturing and regulatory activities.  We currently estimate these obligations to extend through 2018.  The estimated term of the research and development service period will be reviewed on a regular basis and adjusted as necessary.

With respect to control over decisions and responsibilities, the collaboration agreement provides for a joint steering committee, or JSC, consisting of representatives of Trubion and Facet, which makes decisions by consensus. If the JSC is unable to reach a consensus, then the matter will be referred to Trubion’s and Facet’s Chief Executive Officers for resolution. If the Chief Executive Officers are unable to resolve the matter, then it will be resolved by arbitration.  Both Trubion and Facet, at their sole discretion, may discontinue participation on the JSC with 90 days written notice to the other party.

 At predefined times, the parties have the right to opt-out of the collaboration entirely or on a product-by-product basis. Upon a change of control of a party, the other party will have the right to opt-out of the collaboration entirely and if the successor party is conducting a program that competes with the programs under the collaboration agreement, then the successor party must either (i) opt-out of the collaboration entirely or (ii) divest the competing program to a third party. If a party exercises its opt-out right with respect to a product, then the parties will no longer share development and commercialization costs for such product and such opting-out party will receive certain royalty payments upon the sale of such product, rather than half of the profits derived from such product. Even if Facet exercises its opt-out right, its obligation to make milestone payments to us continues. In addition, if the party that opts-out is the lead manufacturing party for the opt-out product, then that party must continue to supply the product to the continuing party for up to eighteen months following the opt-out.

On March 9, 2010, Abbott Laboratories, or Abbott, announced a definitive agreement to purchase Facet. Abbott further announced that it expects the transaction to close in the second quarter of 2010, subject to certain conditions. We intend to continue to pursue the objectives in the approved development plan.

Facet can terminate the collaboration agreement at any time, in which event all rights to TRU-016 and other CD37-directed protein therapeutics under the collaboration agreement would revert to us. If Facet terminates the collaboration agreement in the first 18 months, then Facet must pay us a $10 million termination fee.

If there is a material breach of the collaboration agreement, then the non-breaching party may either terminate the collaboration agreement or continue the collaboration agreement and force the breaching party to opt-out and accept royalties at a reduced rate.

Either party may assign its interest in the collaboration agreement to a third party, provided that the non-assigning party maintains a right of first negotiation over any proposed assignment. In addition, either we or Facet can freely assign the collaboration agreement without the consent of the other party in connection with certain specified change of control transactions, such as an acquisition.

We deferred the recognition of the up-front payment of $20 million and $1.4 million equity premium. These payments are being recognized as revenue over the period of our substantive contractual obligations, which we estimate to be through 2018.   During the year ended December 31, 2009 we recognized as revenue $2.1 million for research and development services pursuant to our Facet collaboration. The $2.1 million recognized in the year ended December 31, 2009 is comprised of $0.8 million for recognition of the $20 million up-front fee received from Facet and the $1.4 million equity premium, and $1.3 million for collaborative research funding from the Facet collaboration.

Pfizer

     In December 2005, we entered into a collaboration agreement with Wyeth, now a wholly-owned subsidiary of Pfizer, for the development and worldwide commercialization of our lead product candidate, TRU-015, and other CD20-directed therapeutics. Pursuant to the agreement, we are also collaborating with Pfizer on the development and worldwide commercialization of certain other product candidates directed to a small number of targets other than CD20. During the period in which we will be providing research and development services for Pfizer, Pfizer has the right, subject to our reasonable consent, to replace a limited number of these targets. In addition, we have the option to co-promote with Pfizer, on customary terms to be agreed, CD20-directed therapies in the United States for niche indications. We retain the right to develop and commercialize, on our own or with others, product candidates directed to all targets not included within the agreement.  Unless it is terminated earlier, the agreement will remain in effect on a product-by-product basis and on a country-by-country basis until the later of the date that any such product shall no longer be covered by a valid claim of a U.S. or foreign patent or application and, generally, ten years after the first commercial sale of any product licensed under the agreement. Pfizer may terminate the agreement without cause at any time upon 90 days’ prior written notice.

In connection with the agreement, Wyeth paid us a $40 million non-refundable, non-creditable, up-front fee in January 2006 and purchased directly from us in a private placement, concurrent with our initial public offering, 800,000 shares of our common stock at the initial public offering price of $13.00 per share, resulting in net proceeds to us of $10.4 million. As a result of the ownership of shares Pfizer is considered to be a related party.  Under the agreement, we provided research services for an initial three-year period ended December 22, 2008 with the option for Wyeth to extend the service period for two additional one-year periods. Wyeth’s financial obligations during the initial research service term included collaborative research funding commitments of $9.0 million in exchange for such committed research services. This $9.0 million was subject to an increase if the service period was extended beyond three years, as well as annual increases pursuant to percentage changes in the CPI. In June 2008, Wyeth exercised the first option under the terms of the agreement to extend the research period for an additional one-year period through December 22, 2009.  In June 2009, Wyeth exercised the second option under the terms of the agreement to extend the research period for an additional one-year period through December 22, 2010.  Due to the research period extension in 2009, the collaboration research funding commitments to us initially from Wyeth and now from Pfizer, increased to approximately $3.3 million per year in exchange for committed research services from us through December 22, 2010.

     Pfizer’s financial obligations include additional amounts for reimbursement of agreed-upon external research and development costs and patent costs. Pursuant to the agreement, Pfizer’s financial obligations also include payments to us of up to $250 million based on the achievement of specified regulatory and sales milestones for CD20-directed therapies and payments to us of up to $535 million based on the achievement of specified regulatory and sales milestones for therapies directed to the small number of targets other than CD20. In addition, we will receive royalty payments in the event of future licensed product sales. The $40 million up-front fee is being recognized ratably over the estimated term of our substantive contractual obligations under the agreement and the related research and development service period. Currently, our clinical development obligations under the agreement are limited to conducting ongoing re-treatment studies for TRU-015. The ongoing second Phase 2b (study 2203) study and future studies will be conducted by Pfizer. The estimated term of the research and development service period is reviewed and adjusted as additional information becomes available. During the third quarter of 2008, the estimated term of the research and development service period was adjusted from six years and three months to seven years, or through December 2012. The change in the estimated research and development service period was primarily due to an extension of our obligations to conduct clinical activities under our agreement with Pfizer. The change in estimate reduced the recognition of the up-front fee during 2008 by $487,000.   During the third quarter of 2007, the estimated term of the research and development service period was increased 15 months resulting in reduced recognition of the up-front fee during 2007 of $1.1 million.

During the years ended December 31, 2009, 2008 and 2007, we recognized revenue of $15.9 million, $16.5 million and $20.1 million, respectively, for research and development services pursuant to our Pfizer collaboration.  The $15.9 million recognized in the year ended December 31, 2009 is comprised of $4.9 million for recognition of the $40 million up-front fee received from Wyeth and $11.0 million for collaborative research funding from the Pfizer collaboration.  The $16.5 million recognized in the year ended December 31, 2008 is comprised of $5.4 million for recognition of the $40 million up-front fee received from Wyeth and $11.1 million for collaborative research funding from the Pfizer collaboration.  The $20.1 million recognized in the year ended December 31, 2007 is comprised of $6.9 million for recognition of the $40 million up-front fee received from Wyeth and $13.2 million for collaborative research funding from the Pfizer collaboration.

6. Termination Benefits

     In an effort to reduce costs, we announced in February 2009 a workforce reduction of approximately 25%, which included the elimination of certain existing positions across our research and administrative functions. We incurred a $0.8 million restructuring charge in the first quarter of 2009 related to employee severance, benefits and outplacement services. Of the total restructuring charges, approximately $0.6 million and $0.2 million were recorded as research and development expense and general and administrative expense, respectively, in the first quarter of 2009. We paid cash of $0.8 million related to the restructuring charge during the twelve months ended December 31, 2009. No restructuring obligations remain as of December 31, 2009.

      Effective November 16, 2009, our Chief Executive Officer and Chairman of the Board resigned from his positions with the Company. As a result of this resignation we incurred a $1.3 million one-time charge in the fourth quarter of 2009, $733,000 of which was related to severance, benefits and consulting services and the remaining $584,000 was related to the accelerated vesting of stock options and extended period to exercise vested stock options.  The $1.3 million charge was recorded as general and administrative expense.  We paid cash of $39,000 to Dr. Thompson in 2009 related to this one-time charge.  The remaining amount payable as of December 31, 2009 was approximately $694,000 and will be paid during 2010.

7.  Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31,
	2009	2008
Lab equipment	$10,534	$10,495
Leasehold improvements	6,673	6,611
Computer equipment and software	1,163	1,141
Furniture and fixtures	449	447
Construction in progress	-	40
	18,819	18,734
Accumulated depreciation and amortization	(12,690)	(9,544)
	$6,129	$9,190

Property and equipment included equipment acquired under equipment financing agreements of $14.1 million at December 31, 2009 and 2008. Accumulated depreciation related to assets purchased under the equipment financing agreements was $9.8 million and $7.6 million at December 31, 2009 and 2008, respectively. Amortization of property and equipment under equipment financing agreements is included in depreciation and amortization expense in the statement of cash flows.

8.  Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2009	2008
Accrued clinical trials	$3,078	$2,979
Accrued professional fees	421	556
Accrued manufacturing	65	933
Other	579	513
	$4,143	$4,981

9.  Notes Payable — Equipment Financing Arrangements

We entered into a loan and security agreement with Silicon Valley Bank, or SVB, effective July 25, 2008, the terms of which provide for a $10.0 million debt facility secured by a security interest in our assets, other than intellectual property, and used $8.5 million of the proceeds from this debt facility to fully extinguish our obligations with Comerica under our previous debt facility. In conjunction with extinguishing our obligations under the Comerica debt facility, we also terminated the Comerica loan and security agreement and related interest rate swap agreement. We incurred a breakage fee of $165,000 in connection with the termination of the interest rate swap agreement, which is included in interest expense in the statements of operations for the year ended December 31, 2008. As of December 31, 2009, the full $10.0 million available under the SVB facility was drawn and is payable in fixed equal payments of principal plus interest at a fixed rate of 5.75% based on an 84-month amortization schedule with all principal and accrued interest due July 25, 2013. The loan and security agreement contains representations and warranties and affirmative and negative covenants that are customary for credit facilities of this type. In addition, the loan and security agreement with SVB contains a material adverse change clause which may accelerate the maturity of the loan upon the occurrence of certain events. We have no indication that we are in default of the material adverse change clause and no scheduled loan payments have accelerated as a result of this provision.  As of December 31, 2009, approximately $8.3 million was outstanding under the loan and security agreement.

We have previously entered into various equipment financing arrangements with a lender, each of which is secured by the underlying equipment financed through the arrangement.  The credit facilities bore interest at annual rates between 8.83% and 9.67% and were payable in monthly installments ranging from 36 to 42 months, and as of December 31, 2009 no obligations were outstanding under the credit facilities.

As of December 31, 2009 and 2008, we financed $14.1 million of equipment purchased under the lender credit facilities. As of December 31, 2009 we had no credit facilities available to us.

The future principal payments due under the equipment financing arrangements were as follows as of December 31, 2009 (in thousands):

Notes Payable
Year ending December 31, 2010	$1,294
2011	1,372
2012	1,453
2013	4,172
Total payments	$8,291

10.  Commitments and Contingencies

Operating Lease Commitments

We lease office and laboratory space under two operating lease agreements, which expire on April 30, 2013. Under the lease, we have two options to extend the term of the lease, each for an additional term of five years at the then fair market value of the leased premises. On February 2, 2007 we entered into a lease to add an additional 3,067 square feet of space in the same building it currently leases space effective February 1, 2007 and expiring April 30, 2013. Rent expense was $1.3 million for each of the years ended December 31, 2009, 2008 and 2007.  We also entered into operating lease obligations through August 2010 for certain office equipment.

Future minimum lease payments under these leases as of December 31, 2009, were as follows (in thousands):

Operating Leases
Year ending December 31, 2010	$1,490
2011	1,476
2012	1,476
2013	492
Total minimum lease payments	$4,934

Manufacturing Commitments

We have entered into agreements with Lonza Biologics, or Lonza, and related entities for certain license rights related to Lonza’s manufacturing technology, and research and development services.  We have reserved future manufacturing capacity from Lonza under pre-specified terms and conditions.  As of December 31, 2009, we had committed to purchase $2.1 million of manufacturing services for TRU-016 from Lonza in 2010.

Guarantees and Indemnifications

We, as permitted under Delaware law and in accordance with its bylaws, indemnify our officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is equal to the officer’s or director’s lifetime.

The maximum amount of potential future indemnification is unlimited; however, we have obtained director and officer insurance that limits our exposure and may enable us to recover a portion of any future amounts paid. We believe that the fair value of these indemnification obligations is minimal. Accordingly, we have not recognized any liabilities relating to these obligations as of December 31, 2009.

We have certain agreements with certain research organizations with which we do business that contain indemnification provisions pursuant to which we typically agree to indemnify the party against certain types of third-party claims. We accrue for known indemnification issues when a loss is probable and can be reasonably estimated. We also accrue for estimated incurred but unidentified indemnification issues based on historical activity. There were no accruals for or expenses related to indemnification issues for any period presented.

11.  Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Preferred Stock

As of December 31, 2009 and 2008 we had 5,000,000 shares, $0.001 par value, of authorized preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue from time to time preferred stock in one or more series, to fix the number of shares of any such series and the designation thereof and to fix the rights, preferences, privileges and restrictions granted to or imposed upon such preferred stock, including dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption prices, liquidation preference and sinking fund terms.   No preferred stock was issued or outstanding as of December 31, 2009 and 2008.

Common Stock

As of December 31, 2009 and 2008, we had 150,000,000 shares of authorized common stock. As of December 31, 2009 and 2008, respectively, we had 20,381,561 and 17,882,307 shares of common stock outstanding.

In August 2009, we and Facet entered into a stock purchase agreement, pursuant to which Facet purchased 2,243,649 shares of our common stock for an aggregate purchase price of $10 million, or $4.46 per share.  The per share price of $4.46 represents a 35% equity premium over the sixty-day trading average of our common stock on NASDAQ for the trading period ending immediately prior to the execution of the stock purchase agreement.   The stock purchase was recorded at fair value and the equity premium of $1.4 million was recorded as deferred revenue.

Equity Incentive Plans

In September 2006 our Board of Directors adopted the 2006 Equity Incentive Plan, or the 2006 Plan. The 2006 Plan is intended to serve as the successor equity incentive program to our 2002 Stock Plan and 2002 Equity Incentive Plan. The 2006 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares. The 2006 Plan became effective upon the completion of our initial public offering, at which time options could no longer be granted under the 2002 Stock Plan and the 2002 Equity Incentive Plan. A total of 437,500 shares of common stock have been authorized for issuance pursuant to the 2006 Plan, plus the number of shares of common stock available for issuance under the 2002 Stock Plan and the 2002 Equity Incentive Plan. Also, any shares returned to the 2002 Stock Plan and the 2002 Equity Incentive Plans as a result of termination of options or repurchase of shares will be included in the 2006 Plan. In addition, on the first day of each fiscal year beginning in 2007, the number of shares available for issuance may be increased by an amount equal to the lesser of: (i) 1,500,000 shares; (ii) 5% of the outstanding shares of our common stock on the first day of each fiscal year; or (iii) such other amount as our board of directors may determine.  On January 1, 2010 the number of shares available for issuance under the 2006 Plan increased by 1,019,078 shares.

The following summarizes information about employee, consultant and director options outstanding, including aggregate intrinsic values based on the estimated fair value at December 31, 2009 of $3.85 per share (aggregate intrinsic value in thousands):

	Shares Available for Grant	Options Granted	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Balance at January 1, 2007	490,522	1,587,626	$3.90	8.34	$22,449
Authorized increase in Plan	877,716	—	—
Granted at fair value	(237,000)	237,000	18.55
Exercised	—	(237,852)	1.97
Cancelled	34,806	(34,806)	5.79
Balance at December 31, 2007	1,166,044	1,551,968	$6.39	7.44	$8,106
Authorized increase in Plan	889,609	—	—
Granted at fair value	(770,375)	770,375	8.21
Exercised	—	(90,137)	1.02
Cancelled	138,266	(138,266)	9.76
Balance at December 31, 2008	1,423,544	2,093,940	$7.07	7.51	$513
Authorized increase in Plan	894,115	—	—
Granted at fair value	(1,223,042)	1,223,042	2.47
Exercised	—	(255,605)	0.35
Cancelled	407,342	(407,342)	6.05
Balance at December 31, 2009	1,501,959	2,654,035	$5.75	7.69	$2,861
Vested and expected to vest at December 31, 2009	—	2,333,704	$5.75	7.69	$2,462
Exercisable at December 31, 2009	—	1,462,544	$6.64	6.68	$1,443

 During the years ended December 31, 2009, 2008 and 2007, the total intrinsic value of stock options exercised was $479,000, $569,000 and $3.8 million, respectively. The total fair value of shares vested during 2009, 2008 and 2007 was approximately $2.8 million, $2.8 million and $2.0 million respectively.

The following summarizes information about employee, consultant and director options outstanding, including aggregate intrinsic values based on the fair value at December 31, 2009 of $3.85 per share (aggregate intrinsic value in thousands):

	Options Outstanding
		Weighted-Average
		Remaining
		Contractual		Options Exercisable
	Number of	Life	Aggregate	Number of	Aggregate
Exercise Price per Share	Shares	(In Years)	Intrinsic Value	Shares	Intrinsic Value
$0.07 – $0.32	257,328	3.90	$932	255,734	$927
$1.33 – $1.33	704,334	9.08	1,775	168,331	424
$1.37 – $3.85	191,175	7.73	154	97,136	92
$3.86 – $8.98	1,213,267	7.80	—	721,054	—
$9.35 – $21.43	287,931	7.22	—	220,289	—
$0.07 – $21.43	2,654,035	7.69	$2,861	1,462,544	$1,443

Employee Stock-Based Compensation

The components of the stock-based compensation recognized in general and administrative expense (G&A) and research and development expense (R&D) on our statements of operations are as follows (in thousands):

	Year Ended December 31, 2009
	G&A	R&D	Total
Employee stock options granted prior to January 1, 2006	$30	$-	$30
Employee stock options granted on or subsequent to January 1, 2006	2,112	1,432	3,544
Non-employee stock options (1)	584	77	661
	$2,726	$1,509	$4,235

	Year Ended December 31, 2008
	G&A	R&D	Total
Employee stock options granted prior to January 1, 2006	$144	$82	$226
Employee stock options granted on or subsequent to January 1, 2006	2,008	1,208	3,216
Non-employee stock options	70	36	106
	$2,222	$1,326	$3,548

	Year Ended December 31, 2007
	G&A	R&D	Total
Employee stock options granted prior to January 1, 2006	$265	$261	$526
Employee stock options granted on or subsequent to January 1, 2006	1,748	1,133	2,881
Non-employee stock options	9	82	91
	$2,022	$1,476	$3,498

(1)	Includes $584,000 related to the accelerated vesting of options in the fourth quarter of 2009 and extended period to exercise vested stock options.

Employee Stock Options Granted Prior to January 1, 2006

Compensation cost for employee stock options granted prior to January 1, 2006, were accounted for using the option’s intrinsic value or the difference, if any, between the fair market value of our common stock and the exercise price of the option. We recorded the total value of these options as a component of stockholders’ equity, which has been amortized over the vesting period of the applicable option on a straight line basis. As of December 31, 2009 all expense related to employee options granted prior to January 1, 2006 was fully amortized.

Employee Stock Options Granted On or Subsequent to January 1, 2006

Compensation cost for employee stock options granted on or subsequent to January 1, 2006 is based on the estimated grant-date fair value and will be recognized over the vesting period of the applicable option on a straight-line basis. Compensation costs recognized during the years ended December 31, 2009, 2008 and 2007 includes: (a) compensation cost for all share-based payment awards granted prior to, but not yet vested as of January 1, 2006, based on the intrinsic value method; and (b) compensation cost for all share-based payment awards granted subsequent to January 1, 2006, based on the estimated grant-date fair value.

As stock-based compensation expense recognized in the statement of operations for the years ended December 31, 2009, 2008 and 2007 is based on options ultimately expected to vest, it has been reduced for estimated forfeitures. The fair value of options is estimated utilizing the Black-Scholes model as our chosen option-pricing model.

In regards to the calculation of expected term, we chose to utilize the “simplified” method for “plain vanilla” options.  Under this approach, the expected term is presumed to be the average of the vesting term and the contractual term of the option.  We have utilized the simplified method for estimating the expected term due to our limited historical exercise activity.  For the calculation of expected volatility, we based our estimate of expected volatility on the estimated volatility of similar entities whose share prices are publicly available and the historical volatility of our stock. We used the following factors to identify similar public entities: industry, stage of life cycle and the existence of at least one significant partnership.

The fair value of each employee option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Year Ended December 31,
	2009	2008	2007
Risk-free interest rate	2.13%-2.72%	2.80%-3.40%	3.78%-4.78%
Weighted-average expected life (in years)	5.92	6.04	6.14
Expected dividend yield	0%	0%	0%
Expected volatility rate	88%-105%	70%-74%	65%-75%
Weighted-average estimated fair value of employee options	$1.85	$5.29	$12.87

    As of December 31, 2009 total compensation related to nonvested employee options not yet recognized in the financial statements was approximately $2.5 million, and the weighted-average period over which it is expected to be recognized is approximately 2.3 years.  We recorded no tax benefit related to options during any of the years presented since we currently maintain a full valuation allowance on all deferred tax assets.

Non-employee Stock-Based Compensation

For stock options granted to non-employees, we measure fair value of the equity instruments utilizing the Black-Scholes valuation model.  Stock-based compensation expense is recognized over the period of expected service by the non-employee. As the service is performed, we are required to update our valuation assumptions, remeasure unvested options and record the stock-based compensation using the valuation as of the vesting date.  These adjustments may result in higher or lower stock-based compensation expense in the statement of operations than originally estimated. Changes in the market price of our stock could materially change the value of an option and the resulting stock-based compensation expense.

We valued the non-employee stock options granted during 2009, 2008 and 2007 using the Black-Scholes valuation model, using a volatility rate between 65% and 105%, an expected life of one to ten years, an expected dividend yield of 0% and a risk-free interest rate ranging from 0.15% to 5.03%. Stock-based compensation expense associated with these non-employee options was $661,000, $106,000 and $67,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  The $661,000 recorded in 2009 includes a charge of $584,000 related to the accelerated vesting of options in the fourth quarter of 2009 and extended period to exercise vested stock options.

Stock-based compensation expense related to restricted stock awards granted to members of our Scientific Advisory Board was $24,000 for the year ended December 31, 2007. Compensation expense was recorded using straight-line amortization.  There was no restricted stock awards outstanding subsequent to December 31, 2007.

12.  401(k) Plan

We sponsor a 401(k) Plan that stipulates that eligible employees can elect to contribute to the 401(k) Plan, subject to certain limitations, up to 100% of eligible compensation on a pretax basis. Pursuant to the 401(k) Plan, we do not match any employee contributions.

13.  Income Taxes

At December 31, 2009, we had a net operating loss and research and development, or R&D, tax credit carry forwards of approximately $64.2 million and $2.7 million, respectively. If not utilized, the net operating loss and R&D tax credit carry forwards expire between 2021 and 2029. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We have recognized a valuation allowance equal to its deferred tax assets due to the uncertainty of realizing the benefits of the assets. The increase in the valuation allowance on the deferred tax asset was approximately $10.1 million and $8.8 million for 2009 and 2008, respectively.

The effects of temporary differences and carry forwards that give rise to deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2009	2008
Deferred tax assets
Net operating loss carry forwards	$22,500	$19,035
Deferred revenue	12,341	6,823
Stock compensation	2,047	1,377
R&D tax credit carry forwards	2,677	1,978
Other current assets and liabilities (net)	224	272
Other non-current assets and liabilities (net)	1,287	1,442
Less: Valuation allowance	(41,076)	(30,927)
Net deferred tax asset (liability)	$—	$—

14.  Quarterly Information (Unaudited)

The following table summarizes the unaudited statements of operations for each quarter of 2009 and 2008 (in thousands, except per share amounts):

	March 31, (1)	June 30,	September 30,	December 31,
2009
Revenue	$4,212	$4,119	$4,452	$5,220
Total operating expenses	15,189	10,719	10,556	10,361
Loss from operations	(10,977)	(6,600)	(6,104)	(5,141)
Net loss	(10,999)	(6,702)	(6,227)	(5,255)
Basic and diluted net loss per share	(0.61)	(0.37)	(0.33)	(0.29)

2008
Revenue	$3,963	$4,468	$3,766	$4,270
Total operating expenses	10,488	11,415	10,384	10,695
Loss from operations	(6,525)	(6,947)	(6,618)	(6,425)
Net loss	(5,968)	(6,632)	(6,582)	(6,377)
Basic and diluted net loss per share	(0.33)	(0.37)	(0.37)	(0.36)

(1) The quarterly period ending March 31, 2009 included $3.6 million for outside manufacturing costs for TRU-016.